Exhibit 99.1

Contact: Roy Israel
         (516) 829-4343

clickNsettle.com to Sell its Dispute Resolution Business and to Seek Acquisition Target

GREAT NECK, N.Y., October 18, 2004/Business Wire/ -- clickNsettle.com, Inc. (OTCBB: CLIK), a global provider of innovative dispute resolution solutions, today announced that the Company signed a definitive asset purchase agreement with a company affiliated with its Chief Executive Officer, Roy Israel, pursuant to which the buyer would acquire the assets and assume all the current and future liabilities of the Company's ADR business. Following the closing of the transaction, it is anticipated that the Company will retain a minimum of $200,000 in cash less the costs associated with the sale of the ADR business. Currently, the Company is actively searching for a new operating business to acquire. At this time, the Company has not entered into any agreement for such acquisition and there can be no assurance that it will find a suitable business.

The asset purchase agreement was approved by all of the disinterested members of the Board of Directors. The Board of Directors also received an opinion, dated October 15, 2004, from an unrelated party, Capitalink, L.C., that, as of such date, based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, the purchase consideration is fair, from a financial point of view, to the Company's unaffiliated shareholders. Capitalink, L.C. is an investment-banking firm that is regularly engaged in the evaluation of businesses and their securities in connection with mergers, acquisitions, corporate restructurings and private placements. The sale remains subject to shareholder approval and therefore the Company intends to solicit proxies and hold a meeting of its shareholders in December. The closing is expected to occur at year-end. Additionally, in the event the Company receives an offer for the ADR operations that the Board of Directors believes, in the exercise of their fiduciary duty, to be better for the shareholders, the Board may accept such offer and terminate this agreement in exchange for a payment of $25,000 to the buyer. There can be no assurances that this transaction will occur.

About clickNsettle.com

Headquartered in Great Neck, New York, clickNsettle.com, Inc. provides innovative and highly effective dispute resolution services and solutions to entities that seek alternatives to the traditional and often time-consuming and expensive legal process. clickNsettle.com, the parent company of National Arbitration and Mediation (NAM), offers a comprehensive selection of some of the finest lawyers globally, with more than 1,800 top-tier former judges and attorneys worldwide. Additionally, the company has a number of inventions designed to enhance transparency and ensure the integrity of ADR (alternative dispute resolution) initiatives. Although the dispute resolution industry is still relatively young, clickNsettle.com has been

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recognized nationally as a leader in the field and the NAM brand name is well established within the legal and business communities.

The statements contained in the release contain forward-looking statements relating to such matters as anticipated financial performance, business prospects, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expenditures expressed in the Company's forward-looking statements. These factors include changes in the insurance and legal industries; the Company's inability to retain current or new hearing officers; changes in the public court system; and the degree and timing of the market's acceptance of its arbitration and mediation programs and electronic oversight applications.